UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008

MEDASORB TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 23, 2008, Kurt Katz resigned his position as a member of the Board of Directors of MedaSorb Technologies Corporation (the “Company”).

Effective July 24, 2008, James Gunton and Phillip Chan were appointed to the Company’s Board of Directors and Compensation Committee.

Mr. Gunton is a General Partner, and Dr. Chan is a Partner of NJTC Venture Fund SBIC, L.P. (“NJTC”), and were appointed to the Board Directors and Compensation Committee as nominees of NJTC pursuant to the Certificate of Designation (the “Certificate of Designation”) designating the Company’s Series B 10% Cumulative Convertible Preferred Stock (“Series B Preferred Stock”). The Certificate of Designation provides NJTC with the right to elect two directors to the Company’s Board of Directors, and two members of its Compensation Committee, for such time as NJTC owns 25% of the shares of Series B Preferred Stock purchased by it on the “Initial Closing” held on June 25, 2008.

As previously reported, on June 25, 2008 the Company completed a $4.275 million private placement of Series B Preferred Stock led by NJTC, which purchased $2.0 million of the Series B Preferred Stock (20,000 shares) sold on such date. In addition, Dr. Chan purchased $10,000 of the Series B Preferred Stock sold by the Company at the Initial Closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2008
MEDASORB TECHNOLOGIES CORPORATION

	By:	/s/ David Lamadrid
David Lamadrid,
Chief Financial Officer